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

                                                        Exhibit 12.1


               UAL Corporation and Subsidiary Companies

           Computation of Ratio of Earnings to Fixed Charges


                                            Six Months Ended
                                                June 30
                                             1996      1995
                                              (In Millions)
Earnings:
   Earnings before income taxes and
     extraordinary item                    $  382     $  257
   Fixed charges, from below                  548        587
   Undistributed earnings of affiliates       (32)       (23)
   Interest capitalized                       (39)       (22)
                                            -----      -----
   Earnings                                $  859     $  799
                                            =====      =====

Fixed charges:

   Interest expense                        $  159     $  203
   Portion of rental expense
     representative of the
     interest factor                          389        384
                                            -----      -----
   Fixed charges                           $  548     $  587
                                            =====      =====

Ratio of earnings to fixed charges           1.57       1.36
                                            =====      =====
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